Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
David Eichler, Senior VP and CFO	Erica Mannion, Investor Relations
408-570-1000	212-766-1800
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

Phoenix Technologies Ltd. Revises Revenue

Guidance for Fiscal 2006

Company Announces Restructuring Plan

MILPITAS, CA: June 21, 2006 — Phoenix Technologies Ltd. (NASDAQ: PTEC) today issued revised revenue guidance for the fiscal 2006 third quarter ending June 30, 2006 and announced plans for restructuring the Company. A conference call is scheduled for June 22, 2006, at 8 AM (EDT), the details of which are noted below.

The Company had previously indicated that it expected revenues for the third fiscal quarter, ending June 30, 2006, to be in the range of $24.5 million to $26.5 million. The Company now expects revenues for the third quarter to be in the range of $10.0 million to $12.0 million and expects fiscal 2006 full-year revenues of approximately $68.0 million to $70.0 million. Revenues for the second quarter of fiscal 2006 were $23.1 million.

“The lower than expected third quarter revenue is attributable to several factors” said David Gibbs, senior vice president of sales and a member of the Company’s interim operating committee. “First, we have seen slower than expected Core System Software or BIOS sales as a result of Microsoft’s delayed launch of the Vista operating system (which is now expected to occur in January 2007) as well as a change in the supply chain buying patterns of ODMs due to a general inventory build-up in the PC market. Second, application product sales are not ramping up as quickly as expected in the reseller channel or with OEMs due primarily to product installation and compatibility issues related to certain products. These product issues are being addressed by the Company, and we expect to introduce upgraded releases within the next one to two quarters. I would add that customer interest in our application products remains high and that we are pleased with the progress we are making with our reseller activation program. We have now trained approximately 300 resellers around the world. Despite these issues, we remain optimistic about the long-term success of our application products.”

“The final contributing factor to this quarter’s revenue shortfall relates to our software licensing practices,” Gibbs continued. “Over the last two years, the Company has seen an increase in fully paid-up license transactions that permit customers to distribute an unlimited number of product copies. This resulted in lower royalty based license revenue than we had anticipated. Beginning this quarter, we are electing to decrease significantly the use of fully paid-up license transactions.”

David Eichler, the company’s senior vice president of finance and CFO, added, “In the second quarter of fiscal 2006, revenues from fully paid-up license arrangements accounted for approximately 60% of total revenues. In the future, beginning in the third quarter of fiscal 2006, we expect the amount of fully paid-up license transaction revenue to be considerably less in percentage terms. We believe royalty-based license transactions will allow us to better manage our business by providing better revenue predictability as well as helping us maintain and or improve our average selling prices or ASP’s of our products.”

Restructuring Plan:

The Company also announced that it is in the process of reducing its expenses without compromising future growth. Total above-the-line expenses in the third quarter of fiscal 2006 are expected to remain flat with the second quarter at $22.5 million, excluding an estimated restructuring charge and other related expenses of $ 2.8 million which covers employee severance payments and costs associated with closing two small offices. Total above-the-line expenses are expected to decline by approximately 10-13% in the fourth quarter of fiscal 2006 to between $19.5 million and $20.0 million.

Conference Call and Earnings Release Date

The Company will conduct a conference call on June 22, 2006 at 8:00 AM (EDT) to discuss the details of this release. Investors are invited to listen to a live webcast of the conference call on the investor relations section of the Company’s website at www. phoenix.com or alternatively by telephone at 800-616-6743 (U.S./Canada) or 706-643-4022 (international) . An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will remain available until June 25, 2006 at 11:59 PM (EDT). The replay can be accessed by dialing 800-642-1687 (U.S/Canada) or 706-645-9291(international) and entering conference call ID 1953017. A replay of the webcast will also be available for 30 days.

The Company expects to report financial results for the third fiscal quarter of 2006 ended June 30, 2006, on Thursday, July 27, 2006 at 4:45 PM. (EDT).

About Phoenix

Phoenix Technologies (NASDAQ: PTEC) is a global market leader in device-defining software that assures endpoint security, from the start. The Company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system level expertise and firmware offering the highest levels of reliability, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and decrease cost of ownership. Phoenix is headquartered in Milpitas, California with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the revenues and expenses guidance and other statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K, filed December 29, 2005.